EXHIBIT 5.6

Linklaters LLP World Trade Centre Amsterdam Zuidplein 180 1077 XV Amsterdam Telephone (31 20) 799 6200 Facsimile (31 20) 799 6300

To:

Anheuser Busch InBev Worldwide Inc.

1209 Orange Street

Wilmington

Delaware 19801

United States of America

SUBJECT TO CHANGE	3 December 2009

Dear Sirs

Interbrew International B.V. (“Interbrew International”), Interbrew Central European Holding B.V. (“Interbrew Central”) and InBev Nederland N.V. (“InBev Nederland” and together with Interbrew International and Interbrew Central, the “Companies”) – Offer (the “Offer”) to exchange all outstanding U.S.$1,500,000,000 3.000% Notes due 2012, all outstanding U.S.$1,250,000,000 4.125% Notes due 2015, all outstanding U.S.2,250,000,000 5.375% Notes due 2020 and all outstanding U.S.$500,000,000 6.375% Notes due 2040 (collectively, the “Original Notes”) issued on 16 October 2009 by Anheuser-Bush InBev Worldwide Inc. (the “Issuer”) for registered U.S.$1,500,000,000 3.000% Notes due 2012, registered U.S.$1,250,000,000 4.125% Notes due 2015, registered U.S.2,250,000,000 5.375% Notes due 2020 and registered U.S.$500,000,000 6.375% Notes due 2040 (collectively, the “Exchange Notes” and together with the Original Notes, the “Notes”) issued by the Issuer

1	We have acted as Dutch legal advisers to the Companies in connection with the registration of the Exchange Notes and the guarantees to be endorsed thereon (the “Exchange Guarantees”) under the U.S. Securities Act of 1933 (the “Securities Act”). The Original Notes are, and the Exchange Notes will be, issued pursuant to the Indentures (as defined below). The Notes are stated to be unconditionally and irrevocably guaranteed by, among others, Anheuser-Bush InBev SA/NV and the Companies (all such guarantors collectively, the “Guarantors”).

2	This opinion is limited to Dutch law as applied by the Dutch courts and published in print and in effect on the date of this opinion, excluding tax law, the laws of the European Union (insofar as not implemented or incorporated in Dutch law) and competition, market abuse and procurement laws. This opinion is given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in Dutch law after the date of this opinion. It is given on the basis that it and all matters relating to it will be governed by and construed in accordance with Dutch law and that any action relating to it can only be brought before a Dutch court. In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The Dutch concepts concerned may not be identical to the concepts described by the English terms as they may exist or be interpreted under the laws of jurisdictions other than the Netherlands.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

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3	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this letter. Our examination has been limited to the text of the documents. In addition we have obtained the following confirmations given by telephone or otherwise on the date of this opinion:

3.1	Confirmation from the Chamber of Commerce that the Trade Register Extracts are up to date in all respects material for this opinion.

3.2	Confirmation from the insolvency office (afdeling insolventie) of the competent court in Breda and the central insolvency register (centraal insolventieregister) in The Hague that none of the Companies is registered as having been declared bankrupt (failliet verklaard) or granted suspension of payments (surseance verleend).

4	We have assumed the following:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.

4.3	All documents were at their date, and have through the date hereof remained, accurate, complete and in full force and effect without modification, and have been or will have been executed in the same form as examined by us for the purposes of this opinion, the Original Notes have been validly issued, offered, authenticated and fully paid up and the Exchange Notes will have been authenticated, issued, offered and exchanged for the Original Notes as contemplated by, and in accordance with, the Indentures and the Registration Statement. All confirmations referred to in paragraph 3 are true. The Exchange Guarantees will be identical in all material respects to the guarantees dated 16 October 2009 provided by the Companies relating to the Original Notes.

4.4	None of the Companies has (i) had its assets placed under administration (onder bewind gesteld), (ii) been dissolved (ontbonden), merged (gefuseerd) or split up (gesplitst), or (iii) been subjected to emergency measures (noodregeling) under the Financial Supervision Act (Wet op het financieel toezicht) or any one of the insolvency and winding-up proceedings listed in Annex A or Annex B to the Council Regulation EC No. 1346/2000 of 29 May 2000 on Insolvency Proceedings (“Insolvency Proceedings”, including bankruptcy (faillissement)).

4.5	The entry into and performance of the Agreements and the transactions contemplated thereby are conducive to the corporate objects and in the interest of each of the Companies.

4.6	The written resolutions referred to in the Schedule have been validly passed.

4.7	No advice is required from any works council under the Works Councils Act (Wet op de ondernemingsraden) in connection with each Company’s entry into and performance of the Agreements.

4.8	The Exchange Guarantees will have been signed on behalf of each of the Companies by two members of its management board in office at the time of signing or by two persons or persons duly authorised to do so under a valid power of attorney (including the Power of Attorney).

4.9	All documents and their entry into and performance are within the capacity and powers (corporate and otherwise) of, and have been or will have been validly authorised, entered into and duly performed by, each party other than the Companies.

4.10	All documents, including any governing law provisions contained therein, are valid, binding and enforceable on each party (including the Companies) under the law to which they are expressed to be subject where that is not Dutch law, and under any other applicable law than Dutch law. Words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by Dutch law.

4.11	Insofar as any obligation of the Companies under the Agreements falls to be performed in, or is otherwise affected by the laws of, any jurisdiction other than the Netherlands, its performance would not be illegal or ineffective under the laws of that jurisdiction.

4.12	There are no provisions of any law, other than Dutch law, which may apply to the Notes or the Agreements (or the transactions contemplated thereby) or to any power of attorney issued by the Companies (including the Powers of Attorney), which would affect this opinion.

5	In our opinion:

5.1	Interbrew International and Interbrew Central have been incorporated and are existing as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law. InBev Nederland has been incorporated and is existing as a limited liability company (naamloze vennootschap) under Dutch law.

5.2	Each of the Companies has the corporate power to enter into and perform the Agreements.

5.3	Each of the Companies has taken all necessary corporate action to authorise its entry into and performance of the Agreements.

5.4	Each of the Companies has validly signed the Intendures. When signed on behalf of each of the Companies as set out in paragraph 4.8, the Exchange Guarantees will have been validly signed by each of the Companies.

6	This opinion is subject to any matters not disclosed to us and to the following qualifications:

6.1	This opinion is limited by, and therefore we do not express any opinion or statement as to the consequences of, any Insolvency Proceeding, insolvency, liquidation (ontbinding en vereffening), reorganisation, fraudulent conveyance (Actio Pauliana) and other laws relating to or affecting the rights of creditors.

6.2

Under Dutch law, a power of attorney does not preclude the principal from performing the legal acts covered by the power of attorney and can be made irrevocable only insofar as it is granted for the purpose of performing a legal act in the interest of the attorney or a third party and subject to any amendments made or limitations imposed by the court on serious grounds (gewichtige redenen). Each power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, granted by a company, will terminate by force of law and without notice, upon bankruptcy of the company or the death of or termination by the attorney or the attorney being placed under guardianship, and will cease to have effect upon the company having been granted a suspension of payments. This qualification would also apply to the extent that the appointment of a process agent or other agent were to be deemed to constitute a power of attorney or a mandate.

6.3	Under Dutch law, a legal act (rechtshandeling) performed by a legal entity (including (without limitation) a guarantee pursuant to which it guarantees the performance of obligations of a third party, whether or not affiliated with such third party, and any other legal act having similar effect and including (without limitation) an agreement pursuant to which it agrees to provide or provides security for its obligations under such agreement or guarantee or other act), may be nullified by any of its creditors if (a) such transactions are entered into by such debtor without a legal obligation to do so, (b) the rights of such creditors are thereby prejudiced, and (c) there is knowledge on the part of the relevant legal entity and the party with whom the transaction is made that the rights of the other creditors would be prejudiced.

6.4	If a legal act (rechtshandeling) performed by a legal entity (including (without limitation) a guarantee pursuant to which it guarantees the performance of obligations of a third party, whether or not affiliated with such third party, and any other legal act having similar effect and including (without limitation) an agreement pursuant to which it agrees to provide or provides security for its obligations under such agreement or guarantee or other act) which exceeds the entity’s objects or is not in the entity’s corporate interest (i.e. is not in furtherance of the entity’s objects), the act may (i) exceed the entity’s corporate power, (ii) violate its articles of association and (iii) be nullified by it on the basis of section 2:7 of the Dutch Civil Code if the other party or parties to the act knew or should have known that the entity’s objects were exceeded or that the act was not in the entity’s corporate interest.

6.5	The Trade Register Extracts and the confirmations referred to in paragraph 3 do not provide conclusive evidence that the information set out in the Trade Register Extracts is correct or that each of the Companies has not become the subject of an Insolvency Proceeding.

6.6	We do not express any opinion as to facts.

6.7	It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statements of belief or opinion contained in the Registration Statement, or that no material facts have been omitted from it.

7	This opinion is addressed to you solely for your benefit in connection with the Offer. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

Schedule

1	An extract from the trade register obtained from the chamber of commerce for Zuidwest-Nederland (the “Chamber of Commerce”) regarding Interbrew International dated 1 December 2009 (the “Interbrew International Extract”).

2	A faxed copy of a notarial copy of Interbrew International’s deed of incorporation dated 25 April 1978 and of its articles of association as most recently amended on 28 December 2000, all as obtained from and according to the Chamber of Commerce.

3	A print-out of an electronic copy of a written resolution of the management board of Interbrew International dated 12 October 2009, including a power of attorney granted by Interbrew International to each of J.L.J. van de Perre, B.A.V. Loore, G. Boulangé, J.H.M. van Erve, J. Heerkens, Mrs. L. Hellemans and J.I.C. Wiersema acting jointly with another attorney (the “Interbrew International Power of Attorney”), of a written resolution of the management board of Interbrew International dated 14 October 2009, of a written resolution of Anheuser-Busch InBev SA/NV and InBev Belgium SA/NV in their stated capacity as Interbrew International’s only shareholders dated 12 October 2009 and of a written resolution of Anheuser-Busch InBev SA/NV and InBev Belgium SA/NV in their stated capacity as Interbrew International’s only shareholders dated 14 October 2009.

4	An extract from the trade register obtained from the Chamber of Commerce regarding Interbrew Central dated 1 December 2009 (the “Interbrew Central Extract”).

5	A faxed copy of a notarial copy of Interbrew Central’s deed of incorporation dated 13 March 1985 and of its articles of association as most recently amended on 29 May 1997, all as obtained from and according to the Chamber of Commerce.

6	A print-out of an electronic copy of a written resolution of the management board of Interbrew Central dated 12 October 2009, including a power of attorney granted by Interbrew Central to each of J.L.J. van de Perre, B.A.V. Loore, G. Boulangé, J.H.M. van Erve, J. Heerkens, Mrs. L. Hellemans and J.I.C. Wiersema acting jointly with another attorney (the “Interbrew Central Power of Attorney”), of a written resolution of the management board of Interbrew Central dated 14 October 2009, of a written resolution of Interbrew International in its stated capacity as Interbrew Central’s sole shareholder dated 12 October 2009 and of a written resolution of Interbrew International in its stated capacity as Interbrew Central’s sole shareholder dated 14 October 2009.

7	An extract from the trade register obtained from the Chamber of Commerce regarding InBev Nederland dated 1 December 2009 (the “InBev Nederland Extract”).

8	A faxed copy of an addendum to the Dutch Governmental Gazette (Bijvoegsel tot de Nederlandsche Staatscourant) of 24 June 1930 containing the text of the Company’s deed of incorporation dated 29 April 1930 and of its articles of association as most recently amended on 2 January 2006, both as obtained from and according to the Chamber of Commerce.

9	A print-out of an electronic copy of a written resolution of the management board of InBev Nederland dated 12 October 2009, including a power of attorney granted by InBev Nederland to each managing director of InBev Nederland and each of J.L.J. van de Perre, B.A.V. Loore, G. Boulangé, J.H.M. van Erve, J. Heerkens, Mrs. L. Hellemans and J.I.C. Wiersema acting jointly with another attorney (the “InBev Nederland Power of Attorney”), of a written resolution of the management board of InBev Nederland dated 14 October 2009, of a written resolution of the supervisory board of InBev Nederland dated 12 October 2009, of a written resolution of the supervisory board of InBev Nederland dated 14 October 2009, of a written resolution of Interbrew International B.V. in its stated capacity as the sole shareholder of InBev Nederland dated 12 October 2009 and of a written resolution of Interbrew International B.V. in its stated capacity as the sole shareholder of InBev Nederland dated 14 October 2009.

10	A print-out of an electronic copy of a registration statement on Form F-4 as filed with the Securities and Exchange Commission on 3 December 2009 (such registration statement including the prospectus relating to the Exchange Notes contained therein, the “Registration Statement”).

11	A print-out of an electronic copy of an executed indenture dated as of 16 October 2009 (the “Indenture”) between the Issuer, the Guarantors and the Trustee.

12	A print-out of an electronic copy of an executed first supplemental indenture dated as of 16 October 2009 to the Indenture (the “First Supplemental Indenture”) between the Issuer, the Guarantors and the Trustee, relating to the U.S.$1,500,000,000 3.000% Notes due 2012.

13	A print-out of an electronic copy of an executed second supplemental indenture dated as of 16 October 2009 to the Indenture (the “Second Supplemental Indenture”) between the Issuer, the Guarantors and the Trustee, relating to the U.S.$1,250,000,000 4.125% Notes due 2015.

14	A print-out of an electronic copy of an executed third supplemental indenture dated as of 16 October 2009 to the Indenture (the “Third Supplemental Indenture”) between the Issuer, the Guarantors and the Trustee, relating to the U.S.2,250,000,000 5.375% Notes due 2020.

15	A print-out of an electronic copy of an executed fourth supplemental indenture dated as of 16 October 2009 to the Indenture (the “Fourth Supplemental Indenture”) between the Issuer, the Guarantors and the Trustee, relating to the U.S.$500,000,000 6.375% Notes due 2040.

16	A print-out of an electronic copy of an executed fifth supplemental indenture dated as of 27 November 2009 to the Indenture (the “Fifth Supplemental Indenture”) between the Issuer, the Guarantors and the Trustee, relating to the amendment of Section 209 of the Indenture.

The Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture are collectively referred to as the “Indentures”; the Indentures and the Exchange Guarantees are collectively referred to as the “Agreements”; the Interbrew International Extract, the Interbrew Central Extract and the InBev Nederland Extract are collectively referred to as the “Trade Register Extracts”; the Interbrew International Power of Attorney, the Interbrew Central Power of Attorney and the InBev Nederland Power of Attorney are collectively referred to as the “Powers of Attorney”; references to the “Notes” include the Notes in global form, unless the context requires otherwise; references to “documents” are to any and all documents mentioned in this Schedule including the Notes, unless the context requires otherwise.